EXHIBIT 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos to Initiate Clinical Program in Tissue-directed Treatment of Inflammation and Pain

Proprietary NanoEmulsion Technology: Initial Target to be Treatment of Joint Arthritis

Iselin, NJ, July 6, 2005 – Pharmos Corporation (Nasdaq: PARS) announced today the initiation of a clinical program to commercialize its proprietary NanoEmulsion drug delivery technology. The Company plans to initiate a Phase I/II feasibility clinical trial before yearend. The study will evaluate safety, pharmacokinetics and the analgesic effect of an approved non-steroidal anti-inflammatory drug (NSAID) formulated in its NanoEmulsion in patients with osteoarthritic pain in the knee.

Pharmos previously invented and owns a family of patents covering novel NanoEmulsion formulations as vehicles for lipophilic drugs. A topical application of the nanotechnology has already demonstrated excellent targeted delivery of lipophilic drugs to muscle and joints in animal models.

“As we continue our efforts to acquire clinical-stage compounds, our new initiative broadens our development pipeline with programs designed to shorten development timelines and reduce technical risk of products that have significant market potential,” said Haim Aviv, Ph.D. Chairman & CEO of Pharmos.

Howard Grossberg, M.D., Vice President, Drug Development added, “Safety concerns and the recent withdrawal of COX-2 inhibitors from the market has left large numbers of patients without adequate treatment of their pain. We believe an effective topical administration of safe and effective analgesics can help these patients significantly.” Dr. Grossberg continued, “This new initiative will develop our proprietary topical nanodelivery system on a parallel path to our existing clinical program for the development of novel, small molecule analgesic agents in order to enhance their potential value by providing for multiple routes of administration. That program is on track to commence a Phase I trial during this quarter for systemic delivery of cannabinor, our lead CB2-selective cannabinoid which demonstrates both analgesic and immunomodulatory properties, to treat moderate to severe pain indications such as neuropathic pain and post-operative pain.”

Topical application of drugs directly to pathological sites offers potential advantages over systemic delivery by producing high drug concentration in the affected tissue while avoiding unwanted side-effects due to high systemic drug levels. Topical preparations of NSAIDs are commonly used as analgesics and anti-inflammatory agents to treat various disorders such as arthropathies and myalgias. Many topical formulations employ chemical penetration enhancers to improve dermal penetration of drugs. Chemical enhancers, which are usually organic solvents, may cause skin irritation and sensitization. An advantage of Pharmos’ NanoEmulsion is that it is composed of natural lipids and oils designed to minimize irritation.

Preclinical data using a paw edema animal model showed enhanced anti-inflammatory activity with NSAIDs encapsulated in NanoEmulsion creams compared to commercial formulations. Pharmacokinetic studies using NanoEmulsion topical creams containing radiolabeled diclofenac and ketoprofen were performed to assess drug penetration through skin and to determine local tissue (muscle and joint) and plasma levels of drugs following topical administration. Compared to oral administration, diclofenac and ketoprofen administered via NanoEmulsion topical creams demonstrated 4-6 fold lower drug concentration in plasma, 60-80 fold more drug in muscle tissue, and about 9 fold more drug in joints.

The Company’s NanoEmulsion containing diclofenac was tested in a Phase I human skin irritancy study involving 25 healthy volunteers. No irritation or allergic responses were observed after topical application.

Pharmos’ NanoEmulsion technology consists of an efficient solvent-free topical vehicle based on drug entrapment in stable, submicron particles of oil-in-water emulsions with a mean droplet size between 100 and 200 nm that are uniformly dispersed in an aqueous phase. One of the unique characteristics of the NanoEmulsion technology is the relatively high percentage of total particle volume occupied by the internal hydrophobic oil core of the droplets. This provides high solubilization capacity for lipophilic compounds compared to other lipoidal vehicles such as liposomes. Viscosity-imparting agents are used for NanoEmulsion thickening to produce creams with the desired semisolid consistency for application to the skin.

The skin penetrative properties of the solvent-free NanoEmulsion delivery technology and its low irritancy make this novel topical nanovehicle a promising candidate for effective transcutaneous delivery of lipophilic drugs. The NanoEmulsion technology is one of several proprietary lipid-based drug delivery nanotechnologies developed by Pharmos and covered by a portfolio of patents supporting a wide range of drugs and medical applications.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled to begin Phase I safety studies in the third quarter of 2005 and, if successful, enter Phase II testing in pain indications around yearend or early 2006. From the dextrocannabinoid family, the neuroprotective drug candidate dexanabinol recently completed a Phase IIa trial as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. The Company’s NanoEmulsion drug delivery system is in clinical-stage development for topical application of analgesic and anti-inflammatory agents.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679

###